EXHIBIT 1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as August 24, 2012 (the “Effective Date”) by and between SLW International, LLC, a Texas limited liability company (“Seller”), and Westcliff Trust (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Purchaser desires to purchase and receive from Seller and Seller desires to sell and assign to Purchaser 63,238 Series Two Convertible Notes (the “Notes”) of Mission NewEnergy Limited, an Australian corporation (the “Company”);

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties herein contained, the parties hereto agree as follows:

ARTICLE I. PURCHASE AND SALE OF NOTES

Upon the basis of the representations and warranties and on the terms set forth in this Agreement, Seller hereby assigns, transfers, delivers, and conveys to Purchaser, and Purchaser hereby purchases, the Notes.

ARTICLE II. CONSIDERATION

In consideration for the sale and delivery of the Notes to Purchaser by Seller as provided in Article I hereof and the other covenants of Seller contained in this Agreement, Purchaser shall pay to Seller the amount of $402,187.50, 10% of which shall be payable in immediately available funds on the Effective Date and the remaining 90% of which shall be payable in the form of a promissory note in the original principal amount of $361,968.75, bearing interest at the rate of 0.25% and payable on August 1, 2015.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, each of which representations and warranties is hereby deemed material, as follows:

3.1 Title to the Notes. Seller owns the Notes free and clear of any claims, liens, charges, or encumbrances whatsoever, and has good and marketable title to the Notes and has full right, power, and authority to sell the Notes to Purchaser as provided herein without obtaining the consent or approval of any other person or entity.

3.2 No Outstanding Options. There are no outstanding options, warrants, or other agreements with, or right in any person or entity, or otherwise entitling such person or entity to purchase or otherwise acquire from Seller any of the Notes.

3.3 Agreement Binding. This Agreement, upon due execution by the parties hereto, will constitute a legal, valid, and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, and similar laws affecting creditors’ rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, each of which representations and warranties is hereby deemed material, as follows:

4.1 Agreement Binding. This Agreement, upon due execution by the parties hereto, will constitute a legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, and similar laws affecting creditors’ rights generally, and the effect of general principles of equity, whether applied by a court of law or equity.

4.2 Access to Information. Purchaser has had full access to all information regarding the Company that it has deemed relevant, and has relied solely on its own independent investigations and knowledge in deciding to enter into this Agreement and in determining the fairness of the consideration payable to Seller under this Agreement, and has not relied on any representations of Seller or the Company other than those contained in Article III hereof.

4.3 Investment Intent. Purchaser is acquiring the Notes for its own account and not for the purpose of reselling, transferring, subdividing, or otherwise disposing of the Notes.

ARTICLE V. INDEMNIFICATION

5.1 Indemnification of Purchaser. Seller agrees to indemnify, reimburse, and hold Purchaser harmless from and against all losses, expenses, damages, and liabilities suffered or incurred by Purchaser as a result of the untruth or breach of any representation or warranty of Seller, or the failure of Seller to perform any agreement or obligation of Seller, contained in this Agreement.

5.2 Indemnification of Seller. Purchaser agrees to indemnify, reimburse, and hold Seller harmless from and against all losses, expenses, damages, and liabilities suffered or incurred by Seller as a result of the untruth or breach of any representation or warranty of Purchaser, or the failure of Purchaser to perform any agreement or obligation of Purchaser, contained in this Agreement.

ARTICLE VI. MISCELLANEOUS

6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs, estates, and legal representatives.

6.2 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes all other prior agreements and understandings, written or oral, between the parties.

6.3 Further Instruments. The parties hereto will deliver and/or execute such further instruments as may reasonably be requested by the other party which are necessary or appropriate with respect to the consummation of the transactions contemplated by this Agreement. None of the documents or instruments requested hereunder shall contain an undertaking or representation not contained in this Agreement or be inconsistent with the understandings and representations contained in this Agreement.

6.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested, with first class postage prepaid to the party’s address set forth below:

(a) If to Seller:	SLW International, LLC 800 Gessner, Suite 600 Houston, Texas 77024

(b) If to Purchaser:	Westcliff Trust 7941 Katy Freeway #529 Houston, Texas 77024 Attention: John Knox, Jr., Trustee

A party may change its address for purposes of this Agreement by giving notice thereof in accordance with this Section.

6.5 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

6.6 Governing Law. This Agreement shall be governed by, construed and interpreted according to, the laws of the state of Texas, without regard to choice of law principles thereunder.

6.7 Waiver. No term, provision, or condition of this Agreement shall be waived except in a writing signed by all parties hereto and any such written waiver in any one or more instances shall not be deemed to be a further or continuing waiver of any such term, provision, or condition of this Agreement.

6.8 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

6.9 Amendments and Modifications. Any and all amendments and modifications of this Agreement must be in writing signed by all parties hereto.

6.10 Legal Action, Recover of Fees, Costs, and Interest. If any action, at law or in equity, is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s legal fees and other costs and interest on the amount of the judgment at the rate of 10% per annum.

NOTICE OF INDEMNIFICATION: THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO ARTICLE V HEREOF.

IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the Effective Date.

“SELLER”

SLW International, LLC

By:	/s/ Stephen L. Way
Stephen L. Way, Principal

“PURCHASER”

Westcliff Trust

By:	/s/ John Knox, Jr.
John Knox, Jr., Trustee